For more information:
Eric Miller
Intersections Inc.
703.488.6100
intxinvestorrelations@intersections.com

Intersections Inc. Reports Fourth Quarter and Full Year 2011 Earnings; Record Revenue in 2011 of $373.0 million

CHANTILLY, VA. – March 15, 2012 – Intersections Inc. (NASDAQ: INTX) today announced financial results for the quarter and year ended December 31, 2011.  Revenue for the year ended December 31, 2011 was $373.0 million, as compared to $364.1 million for the year ended December 31, 2010.  Consolidated adjusted EBITDA from continuing operations before share related compensation for the year ended December 31, 2011 was $52.1 million, compared to $47.4 million for the year ended December 31, 2010. In the year ended December 31, 2011, we recorded an estimated $2.3 million of severance and severance related costs, which is included in our consolidated adjusted EBITDA from continuing operations.  Income from continuing operations for the year ended December 31, 2011 was $18.6 million, as compared to $14.9 million for the year ended December 31, 2010.  Cash flow provided by operations for the year ended December 31, 2011 was $35.5 million.  Diluted earnings per share from continuing operations increased approximately 20% to $0.97 for the year ended December 31, 2011, from $0.81 for the year ended December 31, 2010.

As of December 31, 2011, we had a cash balance of $30.8 million.  In January 2012, we paid down $10.0 million on our revolving credit facility, thereby reducing the outstanding amount due to a total of $10.0 million.  The revolving credit facility, as amended in December 2011, has a maturity date of December 31, 2012 and we have a total of $15.0 million available under this facility.

In addition, on March 9, 2012, we paid an ordinary cash dividend of $0.20 per share of common stock.  This represents a dividend yield of approximately 6.4% based upon our closing share price yesterday of $12.49.

Michael Stanfield, Chairman and Chief Executive Officer of Intersections commented, “Intersections delivered another solid performance in 2011.  We increased adjusted Income from Operations by over 17 percent to $31.0 million and generated more than $35 million in cash flow from operations.  We also returned more than $31.7 million to shareholders in 2011 through dividends and share repurchases.  These results demonstrate the strong foundation of our core Consumer Products and Services segment and our dedication to deliver shareholder value.”

Fourth Quarter 2011 Financial Highlights:

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Total subscribers increased to approximately 4.9 million as of December 31, 2011 from 4.2 million as of December 31, 2010.  The increase is primarily due to subscribers from new and multiple existing clients.

•	Total consolidated revenue for the fourth quarter of 2011 was $94.1 million compared to $91.2 million for the fourth quarter of 2010.

•	Consolidated income from continuing operations before income taxes was $7.4 million for the fourth quarter of 2011, compared to $9.0 million for the fourth quarter of 2010.

•	In the three months ended December 31, 2011, we recorded a net gain on settlement of $1.4 million.

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Consolidated net income was $4.2 million, or $0.22 per diluted share, for the quarter ended December 31, 2011, compared to $6.0 million, or $0.31 per diluted share, for the quarter ended December 31, 2010.

•	Consolidated cash flow provided by operations for the quarter ended December 31, 2011 was approximately $6.3 million.

Full Year 2011 Financial Highlights:

•	Total consolidated revenue for the year ended December 31, 2011 was $373.0 million, compared to $364.1 million for the year ended December 31, 2010.

•	Consolidated income from continuing operations before income taxes was $31.9 million for the year ended December 31, 2011, compared to $24.2 million for the year ended December 31, 2010.

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Consolidated net income was $18.6 million, or $0.97 per diluted share, for the year ended December 31, 2011, compared to $20.4 million, or $1.11 per diluted share, for the year ended December 31, 2010.  The year ended December 31, 2010 includes income of $5.5 million and diluted earnings per share of $0.30 related to our discontinued operations, and $0.81 in diluted earnings per share from continuing operations.

•	Cash flow provided by operations for the year ended December 31, 2011 was approximately $35.5 million.

On July 19, 2010, Intersections divested its Background Screening segment for $15.0 million in cash plus adjustments for working capital and other items.  We have recast our consolidated statements of operations for the sale of this segment for the periods presented. Income from discontinued operations, net of tax, which included a gain on disposal of $5.9 million, was $5.5 million for the year ended December 31, 2010.

As previously announced, Intersections' results for the quarter ended December 31, 2011 and a business update will be discussed in more detail on March 15, 2012 at 5:00 p.m. Eastern Time via teleconference. A live audio webcast will be available on Intersections' Web site at www.intersections.com. Participants are encouraged to go to the selected Web site at least 15 minutes in advance to register, download, and install any necessary audio software. This webcast will be archived and available for replay after the teleconference. Additionally, the call will be available for telephonic replay from 7:00 p.m. Eastern Time Thursday, March 15, 2012 through Wednesday March 21, 2012, at 888-286-8010, or if you are based internationally, at +1-617-801-6888 (Passcode: 33867443).

For additional commentary on Intersections’ fourth quarter and full year 2011 results and full year 2012 outlook, please click on the 4th Quarter 2011 presentation link under the “Investor & Media” page of our website at www.intersections.com.

This earnings release presents several non-GAAP financial measures, which we believe are important to investors and utilize in managing our business.  These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, operating margin, net income or earnings per share as determined in accordance with GAAP.  Intersections' Consolidated Financial Statements, "Other Data" and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes can be found in the "GAAP and Non-GAAP Measures" link under the "Investor & Media" page on our website at www.intersections.com.

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.”  Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including without limitation the effect of new subscriber additions.  Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.  The Company undertakes no obligation to revise or update any forward-looking statements.

About Intersections  (www.intersections.com)

Intersections Inc. (Nasdaq: INTX) is a leading provider of consumer and corporate identity risk management services. Intersections provides various levels of service to more than 9.5 million consumers.  Those services are offered through North America's leading financial institutions, directly to consumers under Intersections’ award-winning IDENTITY GUARD(R) brand (http://www.identityguard.com), and through the company’s exclusive partnership with ITAC, the Identity Theft Assistance Center. Since 1996, Intersections has protected the identities of more than 34 million consumers.